Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, 2026 Equity Incentive Plan, and 2026 Employee Stock Purchase Plan of Ethos Technologies Inc. of our report dated June 11, 2025, except for the effects of the reverse stock split as described in Note 17, as to which the date is September 26, 2025, with respect to the consolidated financial statements of Ethos Technologies Inc. included in the Registration Statement (Form S-1 No. 333-290534) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
January 29, 2026